Crane Co.	Exhibit 99.1	NEWS

Contact: . Pamela J.S. Styles Director, Investor Relations and Strategic Planning 203-363-7352 www.craneco.com

CRANE CO. REPORTS FOURTH QUARTER RESULTS OF $0.56 PER SHARE

REAFFIRMS 2004 EARNINGS GUIDANCE OF $1.85 – $2.00

STAMFORD, CONNECTICUT—January 22, 2004—Crane Co. (NYSE: CR) reports fourth quarter 2003 net income of $33.7 million, or $0.56 per share, at the high end of management’s previous guidance, compared with a net loss of $51.2 million or ($0.86) per share reported for the fourth quarter 2002. The fourth quarter 2002 net loss reflected a $73.3 million, or $1.23 per share, non-cash charge for asbestos-related claims. Fourth quarter 2002 net income before the non-cash charge for asbestos-related claims was $22.1 million, or $0.37 per share.

Operating profit for the fourth quarter 2003 was $53.2 million on sales of $428.3 million versus fourth quarter 2002 operating profit of $35.5 million on a comparable basis (excluding a $107.9 million pre-tax charge for asbestos-related claims) on sales of $367.2 million. The $107.9 million asbestos charge was included in the reported fourth quarter 2002 operating loss of $72.4 million. The $17.7 million increase in operating profit for the fourth quarter 2003 included $9.5 million from the 2003 acquisition of Signal Technology Corporation (“STC”) and the pipe and fittings businesses of Etex, margin improvement from all business segments except Fluid

Handling, and a $6.4 million benefit from reduced inventory write-offs. Partially offsetting these results were $4.3 million of higher severance and pension costs versus the prior year quarter.

Full year 2003 net income was $104.3 million, or $1.75 per share, compared with a net loss of $11.4 million, or ($0.19) per share, for the year 2002. The 2002 net loss included a change in an accounting principle related to goodwill that reduced 2002 income by $28.1 million ($0.47 per share) and the full year non-cash charge of $115.3 million ($78.4 million after-tax, or $1.31 per share) for asbestos-related claims. Full year 2002 net income before these two items was $95.0 million, or $1.59 per share.

Operating profit for the full year 2003 was $169.0 million on sales of $1.636 billion versus full year 2002 operating profit of $155.0 million on a comparable basis (excluding $115.3 million for asbestos-related claims) on sales of $1.516 billion. Operating profit for the year 2003 included $16 million from acquisitions made during the year. Operating profit excluding these acquisitions was slightly lower than the prior year, as increased costs in 2003 from pension, severance and insurance exceeded aggregate charges in 2002 for environmental remediation ($7.1 million) and aerospace fuel pump inspections ($4.0 million). As reported, 2002 operating profit was $39.7 million, including the $115.3 million non-cash charge for asbestos-related claims.

The Company has furnished a copy of this press release to the Securities and Exchange Commission on Form 8-K, which includes updated information through December 31, 2003 with respect to the Company’s asbestos liability, including pending claims, settlement costs, defense costs and other information in the format typically contained in the Company’s Form 10-Q or Form 10-K.

Market Conditions

The Aerospace & Electronics Segment experienced improved demand for aerospace components from the military market and strength in the aftermarket, resulting from increased military activity, and stable demand in the commercial market. In the Engineered Materials Segment, demand for fiberglass-reinforced panels to the recreational vehicle (“RV”) and truck trailer markets remained strong. Demand for European coin changing equipment and North American vending machines remained depressed for the Merchandising Systems Segment. The Fluid Handling Segment continued to suffer from weak market conditions in the chemical processing industry, power, marine and general industrial markets.

Financial Position

Net debt to capital was 24.4% at December 31, 2003, compared with 31.0% at September 30, 2003, and 25.1% at December 31, 2002. During the fourth quarter 2003, the Company generated $71.3 million in cash flow from operating activities, allowing the Company to pay $6 million in dividends to shareholders and to invest $7.7 million in capital expenditures. Free cash flow (cash flow from operating activities, less dividends and capital expenditures) for the fourth quarter 2003 was $57.7 million. During the full year 2003, the Company generated $162.7 million in cash flow from operating activities resulting in free cash flow of $110.8 million.

Order backlog at December 31, 2003 totaled $451.7 million versus $459.5 million at September 30, 2003 and $385.7 million at December 31, 2002. The increase from December 31, 2002 was entirely the result of acquisitions.

Segment Results

Aerospace & Electronics sales of $126.9 million increased $41.5 million, or 49%, in the fourth quarter 2003 compared with fourth quarter 2002. Fourth quarter 2003 sales included STC, acquired in May 2003, which accounted for $31.7 million of the sales increase. Operating profit of $33.4 million increased $14.1 million, or 73%, compared with $19.2 million in the fourth quarter 2002. Fourth quarter 2003 results included $8.0 million in incremental profit from the STC acquisition. Operating profit margins were 26.3% in the fourth quarter 2003, compared with 22.5% in the fourth quarter 2002, from improvement in both the Aerospace and Electronics Groups.

Sales in Crane’s Aerospace Group (Hydro-Aire/Lear Romec, Eldec and Resistoflex Aerospace) increased 5% to $65.8 million in the quarter from $62.6 million in the prior year fourth quarter, reflecting strong sales in the military and government market and in the commercial retrofit market. Operating profit increased 14% in the fourth quarter 2003 as a result of increased military aftermarket sales and strong cost controls.

The Electronics Group (Interpoint, Eldec Power Supply, GTC and STC) sales increased to $61.3 million in the quarter from $23.0 million in the prior year fourth quarter. STC accounted for the majority of the sales increase. Operating profit more than doubled in the fourth quarter 2003 with particularly strong results from STC and the power supplies businesses.

The Aerospace & Electronics Segment backlog was $277.2 million at December 31, 2003, a decrease of $9.4 million, or 3%, compared with $286.5 million at September 30, 2003. This decline was principally in the power supply market and electronic radio and microwave markets, which typically experiences large backlog fluctuations due to the longer-term nature of projects.

This segment will benefit from a full year of results from STC and increased demand for military aerospace and defense electronics, but will continue to experience price pressures in commercial aerospace. Operating profit in 2004 is expected to be slightly higher than 2003.

Engineered Materials sales of $54.7 million increased $3.6 million, or 7%, in the quarter compared with sales of $51.2 million in the fourth quarter 2002. Segment operating profit of $10.2 million in the fourth quarter 2003 increased $2.3 million, or 29%, compared with operating profit of $7.9 million in the fourth quarter 2002. The increase in operating profit for the quarter reflects increased sales of fiberglass-reinforced panels to the RV market, partially offset by reduced shipments of commercial building products and reduced shipments to mass merchandisers. Operating profit margins improved to 18.6% from 15.5% in the prior year quarter due to favorable mix. Backlog at December 31, 2003 was $11.8 million, an increase of $0.9 million or 8%, compared with $10.9 million at September 30, 2003.

Management expects the RV market to remain strong and the truck trailer transportation market to continue to grow in 2004. Operating profit in 2004 is forecasted to be slightly higher than 2003, as continued focus on cost containment is expected to mitigate increased raw material costs.

Merchandising Systems sales of $37.4 million in the fourth quarter 2003 were slightly below sales of $37.9 million in the fourth quarter 2002. Segment operating profit of $1.5 million in the quarter compared favorably to the operating loss of $236 thousand in the fourth quarter 2002. Crane Merchandising Systems (“CMS”) sales declined 4% in the fourth quarter 2003 compared with the prior year quarter, reflecting continued market weakness in North America. In spite of the volume decline, CMS remained profitable through good cost control. National Rejector (“NRI”) sales improved 17% compared with the prior year quarter; however, substantially reduced price levels in the marketplace and costs that remain too high produced an operating loss. Backlog at December 31, 2003 was $10.3 million, essentially even compared with $10.4 million at September 30, 2003.

Management expects the Merchandising Systems 2004 operating profit to be above prior year reflecting new product initiatives at CMS and reduced losses at NRI. End market demand is expected to stabilize, although at historically low levels.

Fluid Handling sales of $192.9 million in the fourth quarter 2003 were $16.1 million higher than sales of $176.8 million in the fourth quarter 2002. Sales increased as a result of the additional sales volume from the pipe coupling and fittings businesses acquired from Etex, which provided incremental sales of $14.5 million, and favorable impact of foreign currency translation of $12.2 million. Excluding the incremental sales of the businesses acquired from Etex and favorable foreign currency impact, sales declined $10.6 million, or 6%, from the prior year quarter. This decline reflected continued weakness in end markets particularly chemical processing, power and marine. Operating profit of $10.9 million in the quarter reflected a decrease of $2.9 million, or 21%, compared with $13.9 million in the fourth quarter 2002. Operating profit margins were 5.7% compared with 7.8% in the prior year quarter.

Valve Group fourth quarter 2003 sales of $104.0 million declined $1.4 million, or 1%, from the prior year quarter and would have declined $7.4 million, or 7%, without the $6 million favorable impact of foreign currency translation. This business continued to be impacted by low volume driven by the weak chemical processing and power markets, and costs associated with reducing operating capacity. The Valve Group was marginally profitable during the quarter, with the results including $2.5 million in severance costs.

At Crane Ltd., previously included in the Valve Group, sales more than doubled to $23.6 million from $10.7 million in the prior year quarter due to the additional sales volume from the pipe coupling and fittings businesses acquired from Etex, while operating profit declined 8% as the base business was off sharply due to very weak demand. Sales in the pump business were 4% below the prior year quarter due to the absence of sales from the Chempump business which was sold in March 2003. Operating profit margins for the pump business were 17% for the fourth quarter 2003. Crane Supply sales increased 24% and operating profit improved 35% due to the stronger Canadian dollar in 2003 and improved product mix. Resistoflex-Industrial sales and operating profit declined slightly in the fourth quarter of 2003 compared with the prior year quarter, as operating losses in the European operations were partially offset by strong improvement in North America where plant consolidations are complete. Total segment backlog at December 31, 2003 was $140.2 million, compared with $139.2 million at September 30, 2003.

During 2003 management focused on right-sizing its Fluid Handling business to better align itself to the weak demand throughout most of its end markets. Right-sizing initiatives resulted in closure of three plants and three service centers and a reduction of approximately 370 employees, which represents 10% of the U.S. and Western European workforce, at an approximate cost of $8 million. The benefits of these actions and movement of manufacturing to low cost foreign facilities are expected to offset continued weakness in the chemical processing, power, marine and general industrial markets in 2004. Management expects a strong increase in operating profit in 2004 resulting from a modest improvement in sales, in part from incremental sales from the businesses acquired from Etex, and the benefits of lower costs from the 2003 downsizing actions.

Controls sales of $16.4 million in the fourth quarter 2003 increased 3%, as compared with sales of $15.9 million in the fourth quarter 2002. Operating profit of $2.0 million compared with $1.5 million operating profit in the fourth quarter 2002. Sales improvements at Barksdale on increased demand for air suspension valves (ASV) and the effect of favorable foreign currency translation offset slightly lower sales at Azonix/Dynalco. Both units continued to suffer from weakness in their respective end markets. Backlog was $12.2 million as of December 31, 2003, down slightly from $12.5 million at September 30, 2003.

Management forecasts operating profit from Controls to increase slightly in 2004.

Corporate expenses were $4.9 million in the fourth quarter 2003 compared with $114.6 million in the fourth quarter 2002. The 2002 Corporate expenses included $107.9 million of asbestos-related costs and higher corporate expenses mostly for environmental remediation and employee-related costs.

Outlook for First Quarter and Full Year 2004

The Company expects first quarter 2004 earnings per share to be in the range of $0.33 to $0.38, which includes anticipated severance charges of approximately $2 million or $0.02 per share. Earnings per share in the first quarter 2003 of $0.28 included $5 million for severance costs. The Company expects 2004 full year earnings per share to be in the range of $1.85 to $2.00, unchanged from previous guidance.

Free cash flow (cash flow from operating activities, less dividends and capital expenditures) is expected to be approximately $110 million to $120 million in 2004. The Company plans to continue its focus on the efficient utilization of capital, and is well positioned to take advantage of strategic acquisition opportunities.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter’s financial results on Friday, January 23rd, 2004 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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